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UNITED  STATES

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SECURITIES   AND  EXCHANGE  COMMISSION

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Washington,  D.C.20549

FORM  15

CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION  UNDER  SECTION

12(g)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934  OR  SUSPENSION  OF  DUTY  TO  FILE

REPORTS  UNDER  SECTTONS  13 AND  15(d)  OF THE  SECURTTIES  EXCHANGE  ACT  OF  1934.

Commission  File  Number  000-53598

.Sauer  Energy,  Inc.

(Exact  name  of  registrant   as  specified  in  its  charter)

1620  Emerson  Avenue,  Oxnard,  CA 93033   888.829.8748

(Address,  including  zip  code,  and  telephone  number,  including  area  code,  of  registrant's  principal  executive  offices)

Common  Stock,  par  value  $0.0001  per  Share

(Title  of  each  class  of  securities  covered  by  this  Form)

None

(Titles  of  all  other  classes  of  securities  for  which  a duty  to  file  reports  under  section  13(a)  or  I 5(d)  remains)

Please  place  an X  in  the  box(es)  to  designate  the  appropriate  rule  provision(s)  relied  upon  to  terminate  or suspend  the duty  to  file  reports:

Rule  12g-4(a)(  I)

  [X]

Rule  12g-4(a)(2)

[  ]

Rule  12h-3(b)(1)(i)

[  ]

Rule l2h-3(b)(1)(ii)

[  ]

Rule l5d-6

[  ]

Rule  I 5d-22(b)

[  ]

Approximate  number of  holders  of  record  as  of  the  certification or notice  date: 132

Pursuant  to  the  requirements of the Securities Exchange Act of 1934, Sauer Energy, Inc. has

caused  this certification/notice to be signed on itsbehalf by  the undersigned duly authorized person.

Date: December 13, 2018                                  /s/ Dietter Sauer

By: Dieter Sauer

, CEO

Instruction:  This form is required by Rules12g-4,12h-3,15d-6 and l5d-22 of the General Rules and Regulations under the Securities Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by  any  other duly authorized person. The name and title ofthe person signing the form shall be typed or printed under the signature.

Persons who respond to the collection of information contained in this form are

SEC  2069  (08-11)

not required to respond unless the formdisplaysa currently valid OMB control number.